Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-222965, 333-231640 and 333-236869 on Form S-8, and Registration Statement No. 333-232861 on Form S-3 of our reports dated March 1, 2021, relating to the consolidated financial statements of Cardlytics, Inc. and subsidiaries, and the effectiveness of Cardlytics, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cardlytics, Inc. for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
March 1, 2021